EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING BY AND AMONG

THE SANTA MARGARITA WATER DISTRICT, CADIZ INC., FENNER VALLEY MUTUAL WATER COMPANY, AND THE COUNTY OF SAN BERNARDINO

Related to County Ordinance for Desert Groundwater Management

This Memorandum of Understanding (“MOU”) is made and entered into on May ___, 2012, by and between the Santa Margarita Water District (“SMWD”), Cadiz Inc., a Delaware Corporation (“Cadiz”), Fenner Valley Mutual Water Company, a California nonprofit mutual benefit corporation (“FVMWC”), and the County of San Bernardino, a political subdivision of the State of California (“County”).  SMWD, Cadiz, FVMWC, and County are collectively referred to herein as “Parties.”

RECITALS

1.  The County adopted a Desert Groundwater Management Ordinance, San Bernardino County Code Title 3 Division 3 Chapter 6 Article 5 sections 33.06551, et. seq. (“Ordinance”) for the protection of groundwater resources in the County, which is intended to ensure that extraction of groundwater does not exceed the safe yield of affected groundwater aquifers and to protect groundwater sources within the unadjudicated, unincorporated desert regions of the County, including the health of individual aquifers and the continued ability of those aquifers to store and maintain water.

2. The operation of groundwater wells may be excluded from the Ordinance where the operator has developed a Groundwater Management, Monitoring, and Mitigation Plan approved by the County, and the operator and the County have executed a memorandum of understanding that complies with the provisions of the Ordinance and ensures that it remains enforceable by the County.

3. Cadiz is the owner of approximately 45,000 acres of land in eastern San Bernardino County most of which overlies the Fenner Valley aquifer system.  Cadiz has proposed the Cadiz Valley Water Conservation, Recovery, and Storage Project (“Project”) designed to appropriate groundwater from wells to be located on the Cadiz Property overlying the Orange Blossom Wash, Cadiz, Bristol and Fenner Valley aquifers (hereinafter “Fenner Valley aquifer system”), and to deliver that groundwater for municipal and industrial uses via the Colorado River Aqueduct (“CRA”).

4. Cadiz has formed Fenner Valley Mutual Water Company (“FVMWC”), a non-profit entity that will operate the Proposed Project and will be solely comprised of public water systems that will own shares commensurate with their rights to receive water from the Project.  Cadiz will not own shares in FVMWC but as it is the intention of the Parties to contractually obligate FVMWC to the provisions of this MOU all references to “Cadiz Parties” shall mean collectively Cadiz and FVMWC.

5. SMWD is the Lead Agency in the preparation of an Environmental Impact Report (“EIR”) for the Project and expects to receive water.  SMWD is a California Water District in Orange County, a local agency of the State with broad powers under the California Water District Act.  (Cal. Water Code, Section 34000 et. seq.)  On June 28, 2011, the County and SMWD agreed that SMWD would serve as lead agency for the Project through execution of a Memorandum of Understanding.  One year prior, SMWD signed an option agreement to participate in the Project which provides that SMWD shall have the option to acquire up to 15,000 acre-feet per year (“afy”) of conserved water and to utilize storage in the basin in exchange for paying its fair portion of environmental review costs for the Project.  Under the option agreement, SMWD will be the largest Project participant in the conservation phase, and would have the largest agency share in the FVMWC.  FVMWC is responsible for operating the Project, and providing water and wholesale delivery services to all of its members. As lead agency, SMWD will be the first agency to act on the Project and has the greatest responsibility for carrying out the Project.

6. A Groundwater Management, Monitoring, and Mitigation Plan (“GMMMP”) will be finalized in connection with the preparation of the Final EIR for the Project.  The GMMMP will require monitoring of aquifer health and safe yield, groundwater levels, groundwater quality, subsidence, surface vegetation, air quality, third-party wells and springs, and the mitigation of potential undesirable results attributable to the Project set forth in the Mitigation, Monitoring, and Reporting Program (“MMRP”) to be adopted by SMWD pursuant to the California Environmental Quality Act (“CEQA”).  As lead agency, SMWD has the responsibility to ensure that mitigation measures are implemented in accordance with the MMRP, including any mitigation measures that are also provisions of the GMMMP.  The GMMMP and this MOU, together, will allocate complete enforcement authority to the County.  Following certification of the Final EIR, the GMMMP will be subject to County approval and a discretionary consistency determination that the GMMMP conforms to this MOU and the County Ordinance including, but not limited to, the exclusion provisions as set forth in Article 5, Section 33.06552 of the County Code.

7. The obligations of the Parties under this MOU are conditioned upon compliance with CEQA.  In no event shall SMWD or the County be required to implement any provision of this MOU prior to SMWD’s approval of the Project, and the County’s taking discretionary action as a responsible agency, other than the County’s obligation under Paragraph 4(c) to exercise its discretion within 90 days of certification of the Final EIR.

8. Implementation and compliance with the GMMMP and this MOU are intended to satisfy the requirements of the Ordinance and exclude the Project from the permitting requirements of the Ordinance.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Parties agree as follows:

1. Recitals Incorporated.  The foregoing Recitals are incorporated herein by this reference.

2. Definitions.  The following terms shall have the meanings set forth below.

(a)  "Cadiz GMMMP” or “GMMMP” means the Groundwater Management, Monitoring, and Mitigation Plan to be submitted for County review and approval.

(b)  “Commencement” means the first production of groundwater from the Cadiz Property for the purposes of delivering water under the Project.

(c)  "Groundwater" means all water beneath the surface of the earth within the zone below the water table in which the soil is completely saturated with water, but does not include water that flows in known and definite channels.

(d)  "Ordinance" means the Desert Groundwater Management Ordinance, San Bernardino County Code, Title 3, Division 3, Chapter 6, Article 5, sections 33.06551 et seq. (the "Ordinance"), effective as of the date of execution of this MOU and attached hereto as Exhibit A.

(e)  “Project” means the Cadiz Valley Water Conservation, Recovery, and Storage Project that proposes to appropriate groundwater from wells to be located on the Cadiz Property overlying the Fenner Valley aquifer system and to convey that water for municipal and industrial uses.

(f)   “Groundwater Safe Yield” is the maximum quantity of water that can be annually withdrawn from the groundwater aquifer (i) without resulting in overdraft (ii) without adversely affecting aquifer health, and (iii) without adversely affecting the health of associated lakes, streams, springs, and seeps or their biological resources.

(g)  “Overdraft” means the condition of a groundwater supply in which the average annual amount of water withdrawn by pumping exceeds (i) the average annual amount of water replenishing the aquifer in any ten-year period, and (ii) groundwater that may be available as Temporary Surplus.

(h)  “Aquifer Health” means the geologic integrity of the aquifer, its storage capacity, and the quality of water within the aquifer.

(i)   “Temporary Surplus” means the planned removal of groundwater from storage pursuant to the GMMMP necessary to create underground storage space for the capture and beneficial use of natural recharge without causing Undesirable Results.

(j)   “Undesirable Results” means any of the following: (i) the progressive decline in groundwater levels and freshwater storage below a “floor” to be established by the County through the GMMMP; (ii) the progressive decline in groundwater levels and freshwater storage at a rate greater than the rate of decline to be established by the County through the GMMMP; (iii) land subsidence, (iv) the progressive migration of hyper-saline water from beneath the Cadiz or Bristol Dry Lakes toward the Project well sites; (v) increases in air quality particulate matter; (vi) loss of surface vegetation; or (vii) decreases in spring flows.

(k)  “Technical Review Panel” means the review panel comprised of technical experts to be appointed by the Parties pursuant to the GMMMP to review and analyze data, assess deviations from predicted model results, make findings, and recommend corrective actions and refinements in the ongoing monitoring regime and GMMMP.

3. Groundwater Management Plan Development and Implementation.

(a)  In consultation with the County, SMWD and Cadiz shall develop a Groundwater Management, Mitigation, and Monitoring Plan (“GMMMP”) to govern the operation and management of the Project by FVMWC during the operational phase of the Project, the currently anticipated term of which is 50 years.  Subject to the County’s determinations in Paragraph 4, below, the GMMMP will specify an initial extraction rate of 50,000 afy (“Initial Extraction Rate”).  The GMMMP will include groundwater quality and groundwater level monitoring requirements and groundwater management thresholds.  The Board of Supervisors of the County will consider whether to approve the GMMMP at a noticed public meeting prior to County’s approval of the Project.

(b)  To develop the GMMMP’s groundwater management thresholds, SMWD’s and Cadiz designated consultant shall work in conjunction with the County’s designated consultant to (i) identify the groundwater levels that will serve as monitoring targets and a “floor” for the maximum groundwater drawdown level in the Project wellfield, and (ii) establish a projected rate of decline in the groundwater table.  The Parties, as part of that analysis, may rely on existing numerical models and shall develop preliminary mitigation strategies including but not limited to changes in the timing and location of extractions and estimates of the possible future reductions in the extraction rate which may be necessary to avoid Undesirable Results and Overdraft during the remaining operational phase of the Project.

(c)  Once the GMMMP is completed and the Project is approved by the County, SMWD and FVMWC shall operate the Project in compliance with the GMMMP subject to continuing assessment, oversight, and enforcement by the County as set forth in this MOU, the Ordinance, and the GMMMP.  Specifically, the Initial Extraction Rate specified in sub-paragraph 3(a), above, may be subject to reduction by the County during the operational phase of the Project as necessary to avoid Undesirable Results or Overdraft.

(d)  Notwithstanding any other provision of this MOU, SMWD, FVMWC and Cadiz acknowledge and agree that the County will retain full authority and discretion to modify Project operations (including but not limited to the institution of mitigation measures or the curtailment or cessation of Project-related groundwater pumping) as necessary to avoid Overdraft or Undesirable Results.

(e) The GMMMP will include provisions for the establishment of a Technical Review Panel (“TRP”) to be comprised of members appointed by the Parties.  The TRP will be responsible for the evaluation of (i) monitoring protocols (including quality assurance and quality control) and methods of data collection and processing; (ii) the rate of decline in the groundwater elevations; (iii) groundwater levels and quality; and (iv) the Project’s potential to cause Undesirable Results.  The TRP may make recommendations to the County or the County may request recommendations from the TRP that require additional monitoring, mitigation, and changes to Project operations as set forth in the GMMMP.

(f)  In the event SMWD, FVMWC and Cadiz propose to implement Phase 2 of the Project (temporary storage of imported water), the Parties will amend this MOU in compliance with the Ordinance and complete a subsequent or supplemental EIR as may be required by CEQA.

(g)  SMWD, FVMWC and Cadiz will prepare and submit to the County for approval a Closure Plan for the Project no later than 25 years after Project Commencement.  The Closure Plan will be developed to ensure that no residual effects of the Project operations will cause Undesirable Results during the post-operational phase of the Project and period of extended monitoring.

(h)  SMWD, FVMWC and Cadiz will initiate monitoring as set forth in the GMMMP upon the initiation of construction and no later than one year before Commencement.  SMWD, FVMWC, and Cadiz shall share groundwater monitoring information and coordinate monitoring efforts with the County, including advanced review and approval of any changes in monitoring protocols and frequency.

4. County Ordinance.

(a)  The Parties agree and acknowledge that compliance by SMWD, FVMWC, and Cadiz with the provisions of this MOU and the GMMMP will satisfy the requirements for an exclusion from the permitting requirements of the Ordinance, pursuant to the Scope and Exclusions section of the Ordinance, with respect to the Project and related facilities (including but not limited to the design, construction, and operation of groundwater wells and pipelines).  The Project shall not proceed and the Project’s exclusion from the Ordinance shall not become effective, however, unless and until the Parties have finalized the GMMMP based upon information produced from the CEQA environmental review process and following public review and all legally required procedures.  The GMMMP will be subject to enforcement by the County.

(b)  This MOU is entered to establish a process for completing a GMMMP that comports with the County Ordinance and CEQA.  Pending completion and approval of the GMMMP, the Project remains subject to the County's full exercise of discretion as a Responsible Agency under CEQA to consider the Final EIR certified by SMWD and to approve or disapprove the Project and to require the Project to undertake mitigation measures or alternatives as may be set forth in the Final EIR or under the County’s Ordinance.  Pursuant to CEQA Guideline section 15097(a), SMWD will delegate to the County the reporting and monitoring responsibilities for those mitigation measures in the MMRP that are also included in the GMMMP.  The Parties further acknowledge and agree that any modifications to the Project resulting from SMWD’s or the County’s compliance with CEQA may necessitate amendments to this MOU in a mutually acceptable manner.

(c)  The County will conduct all necessary hearings regarding its discretionary approval(s) for the Project within ninety (90) days of SMWD’s certification of the Project EIR.

5. Term.  This MOU shall be effective from the date first written above and coterminous with schedules included in the approved Closure Plan, unless earlier terminated by the unanimous written agreement of the Parties.

6. Termination.  This MOU may be terminated at any time by the mutual and unanimous agreement of SMWD, the County, FVMWC and Cadiz or in the event that all discretionary approvals for the Project are not granted within 60 months from the date of the approval of the GMMMP by the County, except this 60-month period will be tolled during the pendency of any litigation filed against the Project.

7. Enforcement.  To ensure that the measures identified in the GMMMP are fully implemented and enforced in accordance with sections 33.06552(b)(2)(A)-(2)(B) of the Ordinance, the County will exercise power of enforcement.  The power of enforcement shall include the discretion to, at any and all reasonable times, enter the Cadiz and FVMWC Property and any associated enclosures, structures, and facilities for the purposes of making examinations and investigations to determine whether any provision of this MOU, the GMMMP, or the applicable provisions of the Ordinance are being adhered to.

8. Dispute Resolution.  The County, SMWD, FVMWC and Cadiz will exercise good faith and reasonable efforts to resolve any issues, claims, or disputes that may arise under the GMMMP, the Ordinance, or this MOU (hereinafter collectively “Dispute”).  In the event that such efforts are unsuccessful, any Party may commence mediation by providing to Judicial Arbitration and Mediation Services (“JAMS”) and the other Parties a written request for mediation setting forth the subject of the Dispute and the relief requested.  The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling mediation proceedings.  The Parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.  The mediation will conclude within 60 days following delivery of the written request for mediation unless such period is extended by the written agreement of all Parties.  In the event the mediation is unsuccessful in resolving the Dispute, each Party will retain all rights to seek judicial review of the Dispute in accordance with applicable law.  Except for disputes involving immediate or irreparable injury to any Party, compliance with the provisions of this Paragraph 8 will be a pre-requisite to the commencement of judicial proceeding relating to any Dispute.  Disputes involving immediate or irreparable injury to any Party, including enforcement actions by the County necessary to avoid Overdraft or Undesirable Results, shall be subject to direct judicial review after prior written notice to the Parties and the expiration of a reasonable cure period without cure.

9. Reimbursements.  The County and SMWD shall be reimbursed by Cadiz for the costs of their assigned staff and the fees and costs of their consultants and attorneys reasonably incurred in the oversight and enforcement of the GMMMP or this MOU.

10. County Reserved Water.

a.  FVMWC and Cadiz will reserve twenty-five thousand acre-feet (25,000 af) of groundwater underneath the Cadiz Property until that water can be delivered as designated by the County.

b.  So long as conveyance capacity is available, FVMWC and Cadiz shall deliver any part of the 25,000 af to the Colorado River Aqueduct ("CRA") upon request by the County.

c.   The County shall reimburse FVMWC and Cadiz for the incremental cost of conveying the stored water to the CRA.

d.   If the Inland Empire Utilities Agency (“IEUA”) elects to participate in the Project and approves and executes a long-term water purchase agreement for a minimum of five thousand acre-feet per year (5,000 afy), then the County will also make this one-time supply of twenty-five thousand acre-feet (25,000 af) available exclusively to IEUA or its designees at a price equal to the County's cost of all "out of pocket costs" plus $100 per acre-foot.  If IEUA elects not to participate, then the County may make the water available for any price to any party that it may determine, in its complete discretion.

e.    All deliveries will be made within five (5) years from the date of any County request for delivery that follows the completion of Project construction.

f.     The County shall bear all costs of environmental review and permitting attributable to delivery of this stored groundwater.

11. County Reserved Rights for Future Use.  Twenty percent (20%) of the total Project annual yield will be reserved for the benefit of future San Bernardino County users for a period of 50 years.

a.   Upon the five-year anniversary of the commencement of the Project and each ten-year anniversary thereafter, any public water supplier in the County may make request to the County to exercise some or all of the County’s reserved right from the Project (cumulative of all requests).  In its discretion upon such a request, the County may assign some or all of its reserved right to the public water supplier.

b.  To obtain the water, the County or its assignee must agree to execute a “take or pay” agreement on terms similar to those of other public water suppliers participating in the Project for the delivery of the water and to agree to reimburse the Project, and specifically the Project Participant(s), for their pro-rata allocated share of capital costs, if any, attributable to that quantity of water requested.

c.   The “take or pay” contract must be coterminous with the remaining years of the Project.

d.   This groundwater will be made available as requested by the County or its assignee within one (1) year of the request, provided that the request is in compliance with all applicable laws, including but not limited to the California Environmental Quality Act.  The County or its assignee will bear the full cost of environmental review and permitting.

12. Construction and Interpretation. It is agreed and acknowledged by the parties that this MOU has been arrived at through negotiation, and that each Party has had a full and fair opportunity to revise the terms of this MOU.  Consequently, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not apply in construing or interpreting this MOU.

13. Severability. The invalidity, illegality, or unenforceability of any provision of this MOU shall not render the other provisions unenforceable, invalid, or illegal.

14. Governing Law and Venue. This MOU shall be interpreted and enforced pursuant to the laws of the State of California and the venue for any dispute shall be in San Bernardino County.

15. Amendments.  This MOU can only be modified by a written instrument executed by all parties.

16. Entire MOU.  This MOU contains the entire understanding of the parties related to their interests.  Obligations and rights in connection with the subject matter set forth herein. All prior communications, negotiations, stipulations, and understandings, whether oral or written, are of no force or effect, and are superseded, except as referenced herein.

17. Assigns and Successors.  This MOU shall be binding upon and inure to the benefit of the assigns or successors-in-interest of the Parties herein.  The assignment of Cadiz interest in this MOU shall not be assigned unless Cadiz or its assignee(s) provides the Parties thirty (30)-days prior written notice and receives approval by the County, which approval shall not be unreasonably withheld.  Cadiz covenants to ensure that FVMWC governing instruments require compliance with this MOU and the GMMMP.

18. No Third-Party Beneficiary.  The parties to this MOU do not intend to create any third-party beneficiaries to this MOU, and expressly deny the creation of any third-party beneficiary rights hereunder toward any person or entity.

19. Time.  Time is of the essence in the performance of each and every term of this MOU.

20. No Waiver.  The failure to declare a breach as a result of the violation of any term of this MOU shall not constitute a waiver of that term or condition and shall not provide the basis for a claim of estoppel, forgiveness, or waiver by any party to that term or condition.

21. Captions.  The paragraph captions in this MOU are for convenience only and shall not be used in construing the MOU.

22. Documents.  Each party agrees to make, execute, and deliver any and all documents and to join in any application or other action reasonably required implementing this MOU.

23. Notices.  Any and all communications and notices in connection with this MOU shall be hand-delivered or sent by United States first class mail, postage prepaid, and addressed as follows:

To SMWD:

Santa Margarita Water District
Attn: General Manager
Post Office Box 7005
Mission Viejo, CA 92690-7005

To Cadiz:

Cadiz Inc.
Attn: Chief Executive Officer
550 South Hope Street, Suite 2850
Los Angeles, CA  90071

To FVMWC:
550 South Hope Street, Suite 2850
Los Angeles, CA 90071

To County:

County of San Bernardino
Attn: Chief Executive Officer
385 N. Arrowhead Avenue, Fifth Floor
San Bernardino, CA 92415

The parties may change the foregoing addresses by providing written notice to the Parties in compliance with this Paragraph 23.

24. Indemnification.  Cadiz shall indemnify and hold harmless the County and its agents, officers, and employees from and against all claims, liabilities, damages, or costs  arising from or relating to any administrative or judicial action brought by any third party against the County, its agents, officers, or employees, that may arise from or in any manner relate to the County’s approval of the Project or this MOU, including the County’s determinations as a responsible agency under CEQA.  This indemnification shall include, but is not limited to, damages awarded against the County, if any, costs of suit, attorneys’ fees, expert consultant or witness fees, and other expenses incurred in connection with any such action.

Cadiz shall indemnify and hold harmless the SMWD and its agents, officers, and employees from and against all claims, liabilities, damages, or costs  arising from or relating to any administrative or judicial action brought by any third party against the SMWD, its agents, officers, or employees, that may arise from or in any manner relate to the SMWD’s approval of the Project or this MOU, including the SMWD’s determinations as lead agency under CEQA.  This indemnification shall include, but is not limited to, damages awarded against the SMWD, if any, costs of suit, attorneys’ fees, expert consultant or witness fees, and other expenses incurred in connection with any such action.

25. Binding effect.  The Parties acknowledge and agree that this MOU constitutes a binding contract enforceable under California law.

26. Authority.  Each party represents and warrants to the others that: (a) it has the requisite legal capacity and authority to enter into and fully perform each and all of its obligations under this MOU, and (b) this MOU does not in any way violate any covenant, contract, agreement, instrument, or understanding by which such party is bound.

“COUNTY” _____________ Date	COUNTY OF SAN BERNARDINO By: ______________________________ Title: _____________________________
“SMWD” ______________ Date	SANTA MARGARITA WATER DISTRICT By: ________________________________ Title:_______________________________
“CADIZ” ______________ Date	CADIZ INC. By: ________________________________ Title:_______________________________
“FVMWC” ______________ Date	FENNER VALLEY MUTUAL WATER COMPANY By: ________________________________ Title:_______________________________